Exhibit 14.1
CODE OF CONDUCT AND ETHICS
FOR
OXIS INTERNATIONAL, INC.
(a Delaware corporation, the “Company”)

Introduction.

Oxis International, Inc. (the “Company”) will conduct its business honestly and ethically wherever we operate.  This Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company.  All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  This Code should also be provided to and followed by the Company’s other agents and representatives, including consultants.

In accordance with applicable law and stock exchange regulations, this Code will be filed with the Securities and Exchange Commission (the “SEC”), posted on the Company’s website and/or otherwise made available for examination by our stockholders.

Honesty and Integrity.

Our business is based on mutual trust, honesty and integrity in all of our affairs, both internally and externally.  This philosophy must be respected at all times.  Each of us must be truthful in our business dealings with each other, and with our auditors, legal counsel, regulators and loan review and compliance staffs.  Illegal, dishonest and fraudulent acts are grounds for termination.  Making false statements or otherwise misleading internal or external auditors, attorneys, regulators or loan review and compliance personnel is prohibited.  You must never withhold or fail to communicate fully information that is requested in connection with an appropriately authorized investigation or review.  Any concealment of information is a violation of your employment agreement, which may result in termination of your employment with the Company and could constitute a criminal act.

Protecting Corporate Assets

You are responsible for safeguarding the assets of the Company.  Company assets must not be used for personal benefit.  The Company’s assets include, but are not limited to, all of its properties, including intellectual properties, business information, cash, and securities.  Misappropriation of Company assets is a violation of your employment agreement, which may result in termination of your employment with the Company and could constitute a criminal act.

Accuracy of Company Records and Reports

The Company is committed to maintaining records, data and information that are accurate and complete so as to permit the Company to make timely and accurate disclosures to its regulators and to its stockholders.  You are personally responsible for the integrity of the information, reports and records under your control.  Records must be maintained in sufficient detail so as to reflect accurately the Company’s transactions and activities.  Our financial statements must be prepared in accordance with generally accepted accounting principles (“GAAP”) and fairly present, in all material respects, the financial condition and results of the Company.  To accomplish full, fair, and accurate reporting, you must ensure that financial reports issued by the Company are timely, accurate, understandable, and complete.

Compliance With Laws

The Company’s activities shall always be in full compliance with applicable laws and regulations.  When such laws or regulations are ambiguous or difficult to interpret, you should seek advice from the Company’s outside legal counsel.

Conflicts Of Interest

You must conduct your private, business, and personal activities in a manner that avoids conflict with, or even the appearance of conflict with, your ability to act solely in the interests of the Company.  A conflict of interest arises if you have interests of any nature that compromise your ability to act objectively and in the best interests of the Company.  Conflicts can arise directly or through your family members or through business or other entities in which you or your family members have an interest.  At no time may you, on behalf of the Company, transact personal business, the business of an immediate family member, or the business of a for profit entity in which you or a member of your immediate family has an interest (other than an interest not exceeding 1% in a publicly traded company (a “Permitted Public Company Interest”)), with the Company.  In all such situations, you must disqualify yourself from involvement with any transaction or relationship between that person and the Company.

Business Ventures with Customers

You may not enter into or participate with the Company’s customers in business ventures without the approval of a majority of the Board of Directors of the Company, or an applicable committee thereof.

Acting as a Fiduciary

Officers may not assume the responsibility of executor, administrator, trustee, guardian, custodian, attorney-in-fact under a power of attorney, or any other fiduciary capacity (except with respect to matters involving direct family relationships) without the approval of a majority of the Board of Directors of the Company, or an applicable committee thereof.

Company Opportunities

You must not take for yourself any opportunity that belongs to the Company.  Whenever the Company has been seeking a particular business opportunity, or the opportunity has been offered to the Company, or the Company’s funds, facilities or personnel have been used in developing the opportunity, that opportunity rightfully belongs to the Company and not to its employees.

Investments in Customers or Suppliers

Because investments are an area in which conflicts of interest can very easily develop, you should obtain prior approval from a majority of the Board of Directors of the Company, or an applicable committee thereof, before investing directly or indirectly in the business of a customer or supplier of the Company, other than a Permitted Public Company Interest, as defined above.  Under no circumstances should you acquire an equity interest in a company that is a customer or supplier at a price, which is more favorable than the price offered to the general public.  If you own a direct or indirect interest in a business or other entity that becomes a customer or supplier, you should notify a majority of the Board of Directors of the Company, or an applicable committee thereof, as soon as the underlying facts are known to you.

Business Expenses

You must have all business-related expenses approved by the Chairman of the Board of Directors and the Chief Financial Officer of the Company.  You must carefully observe expense account regulations and guidelines.  Falsification of an expense account is considered to be a misappropriation of corporate funds and constitutes grounds for dismissal.

Gifts from Customers

You shall not solicit or accept for yourself, or for a third party, anything of value in return for, or in connection with, any business, service, or activity of the Company.  You shall not accept a gift in circumstances in which it could appear that his or her business judgment was influenced by such gift.  You shall not allow an immediate family member or business associate to accept a gift, services, loans or preferential treatment in exchange for a past, current, or future business relationship with the Company.

Disclosure of Potential Conflicts of Interest

You shall immediately disclose to a majority of disinterested members of the Board of Directors of the Company, or an applicable committee thereof, all situations that possess a potential for conflict of interest.

Political Donations

You are prohibited from making any contribution to political candidates on behalf of the Company.  You also may not make any contributions of anything of value in connection with any federal, state or local candidate’s election.  The Company makes, and discloses fully, contributions in state and local elections for the purpose of supporting ballot propositions that are in the interests of the Company and its several constituencies.  Any proposal for political contributions on behalf of the Company or a group of Company employees should be referred for approval to a majority of disinterested members of the Board of Directors of the Company, or an applicable committee thereof.

Confidential Information

You shall not use the Company’s confidential and nonpublic information in any manner for personal advantage or to provide advantage to others.

Insider Trading

You must at all times comply with all laws and regulations concerning insider trading.  In general, you are prohibited by applicable law from trading in the securities of any company while in possession of material, nonpublic information (also known as “inside information”) regarding that company.  This prohibition applies to the Company’s securities as well as to the securities of other companies, including the Company’s customers and suppliers, and to transactions for any account of the Company, client account or personal account.  It is also illegal to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit.

Investment Prudence

You must not use your position at the Company to obtain leverage with respect to any investment, including investments in publicly traded securities, and should not accept preferential treatment of any kind based on your position with the Company in connection with your investments.

Cross - Selling Services/Tying Restrictions.

“Tying” arrangements, whereby customers are required to purchase or provide one product or service as a condition for another being made available, are unlawful in certain instances.  You should consult the Company’s outside legal counsel for advice on tying restrictions.  The Company prohibits any such unlawful requirements.

Anti - Competitive Practices.

The Company is subject to complex laws (known as “antitrust laws”) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices.  You should avoid discussion of competitively sensitive topics, such as prices, pricing policies, costs and marketing strategies (except as reasonably required by your job duties).

Anti – Money Laundering Compliance.

Money laundering is the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions.  The Company is obligated by law to join with governments, international organizations and members of the financial services industry to help prevent money laundering.  You must follow all of anti-money laundering policies and procedures.

Nondiscrimination.

The Company endeavors to make all decisions responsibly, constructively and equitably without bias as to race, color, creed, religion, national origin, sex, marital status, age, veteran’s status or membership in any other protected class or receipt of public assistance.  Failure to do so is against Company policy.

Misleading Statements.

You should make every effort not to make false or misleading remarks about suppliers, customers, or competitors, or their products and services.

Corporate Gifts to Others.

You must use care in connection with gifts to others.  If a gift could be viewed as consideration for business, you should not make the gift.

Entertainment.

Legitimate entertainment of reasonable value is an accepted practice to the extent that it meets all standards of ethical business conduct and involves no element of concealment.

Other Remuneration.

In the conduct of the Company’s business, no bribes, kickbacks or similar remuneration or consideration of any kind are to be given or offered to any individual or organization for any reason whatsoever.

Equal Employment Opportunity.

The Company is an equal opportunity employer and expects and you are expected to comply with all laws concerning discriminatory employment practices.  Advancement at the Company is based on talent and performance.  In addition, retaliation against individuals for raising claims of discrimination is prohibited.

Harassment and Intimidation.

The Company prohibits sexual or any other kind of harassment or intimidation by any employee or Director of the Company.  Harassment, whether based on a person’s race, gender, religion, national origin, disability, sexual orientation, or socioeconomic status, is completely inconsistent with our tradition of providing a respectful, professional workplace.  You must never use company systems to transmit or receive electronic images or text of a sexual nature or containing ethnic slurs, racial epithets or any other material of a harassing.